Exhibit 3.7
Certificate of Amendment of
Amended and Restated
Certificate of Incorporation of
Endwave Corporation
     Endwave Corporation (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:
     FIRST: That pursuant to Section 141 and 242 of the General Corporation Law, the Board of Directors of the Company duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of this Company, declaring said amendment to be advisable and in the best interests of this Company and its stockholders, as follows:
Section A of Article IV of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:
“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Fifty Five Million (55,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”
     SECOND: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.
     THIRD: All other provisions of the Amended and Restated Certificate of Incorporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.
[Signature page follows.]

1.

     Endwave Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President and Chief Financial Officer this 26th day of July, 2007.

Endwave Corporation
/s/ Brett W. Wallace
Brett W. Wallace
Executive Vice President and Chief Financial Officer

2.